UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

(File No. 333-195566)

UNDER

THE SECURITIES ACT OF 1933

SEAL123, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0415940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26972 Burbank

Foothill Ranch, CA 92610

(949) 699-3900

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Bill Langsdorf

President and Chief Executive Officer

Seal123, Inc.

26972 Burbank

Foothill Ranch, CA 92610

(949) 699-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Seal123, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Class A Common Stock, par value $0.10 per share (the “Common Stock”) registered under the following Registration Statement on Form S-3 (the “Registration Statement”):

Registration Statement on Form S-3 (File No. 333-195566) filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 29, 2014, registering 28,614,131 shares of Common Stock for issuance in connection with a private placement by the Company.

The Company received notification from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with certain of the requirements for continued listing on The NASDAQ Global Market. Thereafter, by letter dated January 27, 2015, the Staff notified the Company that the Staff’s determination to delist the Company’s securities from NASDAQ became final, because the Company did not appeal the Staff’s initial determination. The delisting was effective with the open of business on March 9, 2015. Following delisting, the Common Stock traded on the OTC Markets’ OTC Pink Tier under the ticker symbol “WTSL.”

Pursuant to the First Amended Joint Plan of Liquidation of Seal123, Inc. and Subsidiary Debtors and Their Official Committee of Unsecured Creditors (the “Plan”) of the Company and certain of its affiliates, which was filed pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and which, pursuant to Chapter 11 of the Bankruptcy Code, was confirmed by an order, entered October 30, 2015 by the United States Bankruptcy Court for the District of Delaware, all previously issued Common Stock of the Company will be discharged, cancelled, released and extinguished as of the December 31, 2015 effective date of the Plan (the “Effective Date”).

Effective upon the Effective Date of the Plan, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the Effective Date of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 23, 2015.

SEAL123, INC.

By:	/s/ Bill Langsdorf
Bill Langsdorf
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bill Langsdorf Bill Langsdorf	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	December 23, 2015

/s/ Adam Rothstein Adam Rothstein	Director	December 23, 2015

/s/ Greg Taxin Greg Taxin	Director	December 23, 2015